The PRUDENTIAL

                                             CLIFFORD E. KIRSCH
                                             Chief Legal Officer


                                             PRUCO LIFE INSURANCE COMPANY
                                             213 Washington Street
                                             Newark, NJ  07102-2992
                                             201 802-7333 FAX 201 802-8357

                                                                  April 25, 1997

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment of Pruco Life Single Premium Variable Life Account (the "Account") on April 15, 1985 by the Executive Committee of the Board of Directors of Pruco Life as a separate account for assets applicable to certain single premium variable life insurance contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for oversight of the preparation and review of the Registration Statement on Form S-6, as amended, filed by Pruco Life with the Securities and Exchange Commission (Registration No. 2-99260) under the Securities Act of 1933 for the registration of certain single premium variable life insurance contracts issued with respect to the Account.

I am of the following opinion:

     (1) Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

     (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

     (3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the single premium variable life insurance contracts is not chargeable with liabilities arising out of any other business Pruco Life may conduct.

     (4) The single premium variable life insurance contracts are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.


Very truly yours,


/s/ CLIFFORD E. KIRSCH, ESQ.
------------------------------
  Clifford E. Kirsch, Esq.


                                      II-9